EXHIBIT 10.39

2006 NON-EMPLOYEE DIRECTOR COMPENSATION

The following is the 2006 compensation structure for the non-employee members of the U.S. Bancorp Board of Directors:

Annual cash retainer—$80,000

Cash retainer for Audit Committee Chairman—$20,000

Cash retainer for Chairman of the Community Outreach and Fair Lending Committee,
Compensation Committee, Governance Committee and Credit and Finance Committee—
$10,000

Cash retainer for Audit Committee members—$5,000

Number of shares subject to annual grant of Restricted Stock Units—A number of shares equal to the quotient of (i) $53,000 divided by (ii) the fair market value of a share of U.S. Bancorp common stock on the grant date

Number of shares subject to annual grant of Stock Options*— A number of shares equal to the quotient of (i) $53,000 divided by (ii) the Black-Scholes value of a U.S. Bancorp stock option on the grant date

Directors may elect to convert up to 100% of their cash compensation earned for 2006 into additional U.S. Bancorp stock options. The number of shares subject to options issued upon any such conversion is equal to the quotient of (i) 150% of the converted cash compensation divided by (ii) the Black-Scholes value of a U.S. Bancorp stock option on the grant date.

* The exercise price of each of the stock options will equal the fair market value of a share of U.S. Bancorp common stock at the date of grant.